Exhibits 15.1

Office:	+852 2801 6066
Mobile:	+852 9718 8740
Email:	rthorp@tta.lawyer

To:       China Online Education Group

6th Floor Deshi Building North

Shangdi Street, Haidian District

Beijing 100085

People’s Republic of China

7 April 2021

Dear Sirs,

China Online Education Group (the “Company”)

We have acted as legal advisers as to the laws of the Cayman Islands to China Online Education Group, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2020 (“Form 20-F”).

We hereby consent to the reference of our name under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Form 20-F, and further consent to the incorporation by reference of the summary of our opinions under this caption into China Online Education Group’s registration statements on Form S-8 (File No. 333-213457) that was filed on September 2, 2016 and Form S-8 (File No. 333-229055) that was filed on December 28, 2018. We also consent to the filing of this consent letter as an exhibit to the annual report on the Form 20-F.

Yours faithfully

/s/ TRAVERS THORP ALBERGA

TRAVERS THORP ALBERGA